Exhibit 10.1

DULUTH HOLDINGS INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

(Effective as of January 29, 2024)

The Board of Directors (the “Board”) of Duluth Holdings Inc. (the “Company”), acting on the recommendation of the Compensation Committee of the Board (the “Compensation Committee”), has adopted this Outside Director Compensation Policy (this “Policy”) to provide each member of the Board who is not also serving as an employee of or consultant to the Company (each such member, an “Eligible Director”) the compensation described in this Policy for their Board service. This Policy is effective as of the date noted above (the “Effective Date”) and may be amended at any time in the sole discretion of the Board or the Compensation Committee. Any stock awards granted pursuant to this Policy shall be made pursuant to the Company’s 2015 Equity Incentive Plan, as amended from time to time, or any successor equity incentive plan (the “Plan”).

I.	ANNUAL CASH COMPENSATION.

An annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears within two (2) weeks following the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board mid-year, the applicable annual cash compensation set forth below will be pro-rated based on days served in the fiscal quarter, with the pro-rated amount paid within two (2) weeks following the last day of the first quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter.

Annual Retainers

Board Member	$50,000
Chair of Audit Committee	+$20,000
Chair of Compensation Committee	+$15,000
Chair of Nominating and Governance Committee	+$12,000
Non-chair Audit Committee member	+$10,000
Non-chair Compensation Committee member	+$7,000
Non-chair Nominating and Governance Committee member	+$7,000

In addition to the annual compensation amounts set forth above, Eligible Directors will be reimbursed for their expenses in connection with attendance at each meeting.

II.	ELECTION TO RECEIVE UNRESTRICTED STOCK IN LIEU OF CASH.

In lieu of the annual cash compensation set forth above, Eligible Directors may elect to receive unrestricted shares of the Company’s common stock under the Plan (“Shares”). The election may cover 25%, 50%, 75%, or 100% of the annual cash compensation payable to the Eligible Director for the period covered by the election.

An Eligible Director must make an election at least ten (10) days before the date of the beginning of the fiscal year to which the election period will relate. If an Eligible Director joins the Board mid-year, the election period begins on the date of the Eligible Director’s appointment to the Board and the election must be made within ten (10) business days after the date of such appointment. Any such election by a new Eligible Director will only apply beginning with the first full fiscal quarter of service following the election under this Policy; provided, however, if an Eligible Director joins the Board during the fourth fiscal quarter, such director shall make an election for the upcoming fiscal year in accordance with the schedule set forth in the first sentence of this paragraph. The grant of Shares pursuant to any such election will be automatic without further action by the Board or the Compensation Committee and effective on the first business day following the end of the quarter to which the election applies.  Any Shares granted to an Eligible Director pursuant to an election under Section II of this Policy shall be unrestricted and fully vested as of the date of grant.

The number of Shares granted to the Eligible Director will be equal to the amount of the annual cash compensation to which the election applies, divided by the Fair Market Value (as defined in the Plan) of the stock on the last trading day of the full or partial quarter included within the election period, rounded up to the nearest whole share.

III.	Annual Grant of RESTRICTED STOCK.

On the date of each annual shareholder meeting of the Company held after the Effective Date, each Eligible Director who will serve as a Board member following such shareholder meeting will be automatically, and without further action by the Board or the Compensation Committee, granted a number of shares of the Company’s common stock equal to $80,000 divided by the Fair Market Value (as defined in the Plan) as of the grant date, rounded up to the nearest whole share (the “Restricted Stock Award”). The shares subject to the Restricted Stock Award will vest in full on the earlier of the first anniversary of the date of grant, or the date of Company’s next annual shareholder meeting, subject to the Eligible Director’s continued service through such vesting date. If an Eligible Director joins the Board at a time other than effective as of the annual shareholder meeting, a Restricted Stock Award shall be granted to such Eligible Director for such first year of service, on a grant date determined by the Board, which will be pro-rated, and it will vest in full on the first anniversary of the date of grant, subject to the Eligible Director’s continued service through such vesting date.